EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (File Nos. 333-117341, 333-100398, 333-70440, 333-45856, 333-45852, 333-66239, 333-15961, 333-15957, 33-92966, 33-80588, 33-78586, 33-50198 and 33-46221) of our report (which expresses an unqualified opinion and contains explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets and the restatement of the consolidated financial statements described in Note 4) dated April 14, 2005 relating to the financial statements and financial statement schedule of Retail Ventures, Inc. appearing in and incorporated by reference in the Annual Report on Form 10-K/A of Retail Ventures, Inc. for the year ended January 29, 2005.

/s/ Deloitte & Touche LLP

Columbus, Ohio
April 14, 2005